Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES WOODFORD SHALE JOINT VENTURE
LAFAYETTE, LA — May 25, 2010 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company has entered into a joint venture agreement with WSGP Gas Producing, LLC and NextEra Energy Gas Producing, LLC (collectively referred to as “NextEra”), subsidiaries of NextEra Energy Resources, whereby NextEra acquired a 50% interest in the Company’s undeveloped Woodford acreage position as well as 50% of the Company’s Woodford proved undeveloped reserves. The Company received $60 million in cash at closing and will receive an additional $14 million in cash on November 30, 2011. If certain performance metrics are achieved the Company will receive an additional $14 million in cash on November 30, 2011. Additionally, NextEra will fund a share of the Company’s future drilling costs under a two phase program.
During Phase 1 of the drilling program, NextEra will fund a share of the Company’s cost to drill and develop undeveloped Woodford acreage up to a value of $54 million, net to PetroQuest’s interest. After reaching the Phase 1 funding limit, NextEra can elect to participate in Phase 2 of the joint venture drilling program. If Nextera participates in Phase 2, it will fund a share of the Company’s drilling costs up to an additional $92.6 million, with elections to continue participation every six months. Both phases of the drilling program contain well-by-well non-consent provisions on behalf of NextEra.
As a result of the entry into the Woodford joint venture, the Company expects to add a second operated rig during the next 60 days and third operated rig during the fourth quarter. The estimated impact to the Company’s 2010 capital expenditures budget and production guidance is not expected to be material. As previously mentioned, the Company will continue to monitor natural gas prices and will adjust the pace of development accordingly.
Management Statement
“We are very excited about our partnership with one of the country’s premier energy companies and are looking forward to accelerating the pace of our Woodford development, as well as pursuing additional opportunities in other basins,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “This transaction further enhances our already strong liquidity profile and accelerates the monetization of the long-term development of our acreage position that we have worked so hard to assemble.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.